CERTAIN CONFIDENTIAL PORTIONS OF THIS EXHIBIT HAVE BEEN OMITTED AND REPLACED WITH "[***]". SUCH IDENTIFIED INFORMATION HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE IT IS (I) NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.

ART PURCHASE AGREEMENT

THIS ART PURCHASE AGREEMENT ("***Purchase Agreement***") is made and entered into this 6th day of September, 2022 (the "***Effective Date***"), by and between [***] ("***Seller***"), and Masterworks Gallery, LLC, a Delaware limited liability company with an address at 225 Liberty Street, 29th Floor, New York, New York, 10281 ("***Agent***"). Seller is acting on behalf of the sole legal and beneficial Owner ("***Owner***") of the work of art described in the condition report on Exhibit A attached hereto and incorporated herein by this reference (the "***Work***"), and has the authority to sell the Work on behalf of the Owner. Agent is acting as agent on behalf of the Gallery Segregated Portfolio of Masterworks Cayman, SPC ("***Buyer***"), and has the authority to buy the Work on behalf of Buyer and conduct certain logistical matters as set forth in this Purchase Agreement. Seller, on behalf of Owner, has agreed to sell the Work to Buyer, and Agent, on behalf of Buyer, has agreed to buy the Work from Seller, on the terms and conditions set forth in this Purchase Agreement. In consideration of the mutual promises contained in this Purchase Agreement, the parties agree as follows:

1. SALE. Seller agrees to sell the Work to Buyer, and Agent on behalf of Buyer agrees to buy the Work from Seller, on behalf of Buyer, subject to the terms and conditions set forth in this Purchase Agreement.

2. PURCHASE PRICE AND MANNER OF PAYMENT. The purchase price for the Work is Two Million and Eight Hundred Dollars ($2,000,800) (the "***Purchase Price***"). The "**Closing Date**" shall mean the date upon which Agent or Buyer pays the full Purchase Price to the Seller. The full Purchase Price shall be paid in one (1) installment no later than Ninety (90) days from the Effective Date. The obligation to pay the Purchase Price is expressly conditioned on Buyer's ability to inspect the Work on or prior to the Closing Date (as defined in Section 9). Agent or Buyer shall pay the Purchase Price to Seller by wire transfer in accordance with the wire instructions listed in the invoice, a copy of which is attached hereto as Exhibit B, which shall be verbally confirmed by Max Howard on behalf of Buyer and Stacey Tunis on behalf of Seller prior to payment.

3. REPRESENTATIONS AND WARRANTIES.

3.1. To induce Agent, on behalf of Buyer, to enter into this Purchase Agreement, and acknowledging that Agent and Buyer are relying on each and all of the following representations and warranties, Seller, on behalf of itself and Owner, represents and warrants to Agent and Buyer on the Effective Date and on the Closing Date that:

3.1.1. Seller, without any further action, consent or authority of any other party, and without violation of any party's rights or claims, has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Owner, to execute and deliver the bill of sale (the "***Bill of Sale***") in the form annexed as Exhibit C to this Purchase Agreement, to sell and transfer good and marketable title to the Work to Buyer on the Closing Date and to complete the transaction contemplated by this Purchase Agreement.

3.1.2. The Work is authentic, meaning the Work was created by the artist indicated on the attached Exhibit A.

3.1.3. Owner is the sole legal and beneficial owner of the Work and has good and marketable title to the Work.

3.1.4. The Work is not, and through the Closing Date shall not be, subject to or the subject of any rights or interests of others, claims, liens, security interests, restrictions, conditions, options or other encumbrances of any kind held or claimed by any person, entity, government or government agency (actual,

threatened or pending) (collectively, "***Claims***"). Neither Seller nor Owner has any knowledge of any facts or circumstances likely to give rise to any Claims; *provided, however*, that the parties accept and agree that in the limited circumstance that a challenge brought against the artist, Seller, or Owner based on the intellectual property rights of the author of the underlying "joke" contained in the Work brought after the Effective Date shall not constitute a Claim under this Purchase Agreement, or a violation of the rights of third parties.

3.1.5. Neither Seller nor Owner is aware of any challenges or disputes (current, past, pending or threatened) relating to the attribution, authenticity, description or provenance of the Work as set forth in Exhibit A attached hereto. Seller has provided Agent with all information in Seller's and Owner's knowledge concerning the attribution, authenticity, description, and condition of the Work.

3.1.6. The condition of the Work is, and shall be upon inspection of the Work by Buyer and delivery and inspection of the Work at the Delivery Location (as defined in Section 7.1 below). and at the Closing Date, as stated in the condition report attached hereto as Exhibit A (the "***Condition Report***"). Upon delivery at the Delivery Location, a new condition report for the Work shall be prepared at the sole cost and expense of Buyer, which shall confirm that the condition of the Work is the same as set forth in the Condition Report. If the Work is not in the same condition as reflected in the Condition Report at the time of its delivery at the Delivery Location or as of the Closing Date, Buyer shall have the right to terminate the Purchase Agreement in its sole, reasonable discretion. Should the Buyer accept the Work at the Delivery Location, which formal acceptance shall occur within five (5) business days of delivery, the parties acknowledge and agree that any representation and warranty concerning condition will have been satisfied.

3.1.7. The Work has been lawfully exported and imported as required by the laws of any country in which it was located or to which it was transported, and any duties and taxes on the export and import of the Work have been paid and any required declarations upon the export and import have been made.

3.1.8. The Work has not been used and the Purchase Price funds will not be used to violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country.

3.2. To induce Seller to enter into this Purchase Agreement, and acknowledging that Seller and Owner are relying on each and all of the following representations and warranties, Agent, on behalf of itself and Buyer, represents and warrants to Seller and Owner on the Effective Date and on the Closing Date that:

3.2.1. Agent has full right, legal authority and capacity to enter into this Purchase Agreement, to make the covenants, representations, warranties, and indemnifications contained in this Purchase Agreement, on behalf of itself and Buyer, to pay the full Purchase Price on the Closing Date and complete the transaction contemplated by this Purchase Agreement.

3.2.2. The Work will be lawfully exported and imported as required by the laws of any country in which it will be located or to which it will be transported, and any duties and taxes on the export and import of the Work will be paid and any required declarations upon the export and import will be made.

3.2.3. Agent and Buyer have not and will not violate the banking, anti-money laundering or currency transfer laws or regulations, anti-terrorism, sanctions, or international restrictions of the United States or any other country.

3.3. Agent and Seller, do hereby agree to indemnify, defend and hold each other, and Buyer and Owner, respectively, free and harmless from any and all demands, claims, suits, judgments, obligations, damages, losses, or other liability asserted or alleged against the other party, as well as all reasonable attorney or other professional fees and other reasonable costs, fees and expenses, suffered or incurred by, or asserted or alleged against the non-breaching party, arising by reason of, or in connection with, the breach or alleged breach by the party being accused, of any provision of this Purchase Agreement, or the actual or alleged falsity or inaccuracy of any representation or warranty contained in this Purchase Agreement.

3.4. The benefits of the representations, warranties, covenants and indemnities contained in this Purchase Agreement shall survive completion of the transaction contemplated by this Purchase Agreement, including without limitation transfer of the Work to Buyer. It shall be a condition precedent to either party's obligations that the other party's representations and warranties contained in this Purchase Agreement are true and correct on and as of the Closing Date, payment of the full Purchase Price and delivery of the Work to Buyer. Notwithstanding anything to the contrary herein, Seller's and Owner's representation, warranty and indemnification relating to the authenticity of the Work shall survive for a period of five (5) years from the Closing Date.

4. STORAGE AND CARE OF THE WORK.

4.1. Between the Effective Date and the date on which Seller packs and ships the Work for delivery to the Delivery Location (as defined in Section 7.1 below), Seller shall store the Work at Seller's premises located at [***]. Seller shall notify Agent in writing prior to any relocation of the Work, unless agreed upon under separate cover.

4.2. Seller agrees to ensure an appropriate storage environment consistent with professional fine art museum and conservation standards is provided to safeguard the quality and condition of the Work and to protect the Work from water, fire, loss, damage, deterioration, theft, mishandling, dirt, vermin, insects, and from extremes of light, temperature, and humidity from the Effective Date and until the Work is delivered to the Delivery Location. Any damage to the Work must be reported immediately to Agent. As of the Effective Date, Seller will not perform any conservation or restoration on the Work without notice to Agent.

5. INSURANCE. Seller shall arrange and pay for the Work to be insured under Seller's fine arts policy for an amount equal to the Purchase Price commencing on the Effective Date and continuing until risk of loss transfers to Buyer. Risk of loss to the Work shall transfer from Seller to Buyer following both: (i) Buyer's acceptance of the Work at the Delivery Location and (ii) payment by Buyer of the amount due on the Closing Date. On the Effective Date, Seller shall provide Agent with a certificate of insurance evidencing Seller's insurance coverage. In the event of any loss or damage to the Work prior to the Closing Date, Seller agrees to notify Agent in writing within five (5) business days.

6. TITLE. On the Closing Date and after receipt by Seller of the full Purchase Price, Seller, on behalf of Owner, hereby transfers to Buyer, good and marketable title and exclusive and unrestricted right to possession of the Work, free and clear of any and all Claims. On the Closing Date and after receipt by Seller of the full Purchase Price, Seller shall deliver to Agent a signed copy of the Bill of Sale, together with any other evidence of title or authenticity in the possession of Seller. Seller shall be solely responsible for remitting any and all sale proceeds due to Owner in connection with the sale of the Work hereunder.

7. DELIVERY AND EXPENSES.

7.1. Within five (5) business days of the Closing Date, if the Seller has not already done so, Seller shall arrange for the Work to be packed and shipped by fine art shippers approved by Agent in writing to Agent's account at UOVO Delaware, 101 Lake Drive, Newark, Delaware 19702 (the "***Delivery Location***").

7.2. Seller shall pay all costs and be responsible for arranging crating, packing, shipping and insuring the Work from its current location to the Delivery Location and insuring the Work until transfer of the risk of loss. Agent and/or Buyer shall insure the Work thereafter.

8. THIRD-PARTY COMMISSIONS. Neither Agent nor Buyer shall be responsible for and neither shall pay any commissions or fees due any person acting on behalf of Seller or Owner as a result of the transaction contemplated by this Purchase Agreement. Seller shall not be responsible for and shall not pay any commissions or fees due any person acting on behalf of Agent or Buyer as a result of the transaction contemplated by this Purchase Agreement. Seller shall be responsible to pay any fees or costs to any agent or advisor engaged by Seller in connection with the transactions contemplated hereby and Agent and Buyer shall be indemnified and held harmless from any claim by any such agent or advisor relating to this Purchase Agreement and the transactions contemplated hereby. The parties acknowledge and agree that no such agent or advisor to Seller is an employee or affiliate of Buyer or Agent.

9. INSPECTION. During the week of August 22nd, 2022, Agent for the Buyer inspected the Work and produced a Condition Report, the form of which is attached hereto as Exhibit A. When the Work is delivered to the Delivery

Location, UOVO Delaware shall inspect the Work on behalf of Buyer to confirm the condition of the Work matches the condition reflected in the Condition Report referred to above.

10. TERMINATION WITH CAUSE. In the event of: (i) a breach or alleged breach of this Purchase Agreement by either party; or (ii) the falsity or material inaccuracy, actual or alleged, of any of the party's representations or warranties contained in this Purchase Agreement (whether or not such falsity or material inaccuracy results from an intentional or unintentional misrepresentation of facts or events occurring before or after the Effective Date, and in either event in a manner than cannot reasonably be cured in ten (10) business days, then the non-breaching party shall have the right to terminate this Purchase Agreement. Should the Purchase Agreement be terminated for any reason, Seller shall within thirty (30) days of notice from Buyer repay to Buyer all amounts previously paid by Buyer to Seller under this Purchase Agreement. If such breach or alleged breach occurs or is discovered after the Work has been delivered to Buyer, upon receipt of such funds, Buyer will release and transfer title to the Work to Seller, unless prevented by law from doing so. For the purposes of this Section 10, "Seller" shall refer to Seller, on behalf of itself and Owner, and "Buyer" shall refer to Buyer, and Agent on behalf of Buyer.

11. MISCELLANEOUS. This Purchase Agreement, including the exhibits attached hereto, represents the entire understanding of the parties hereto with respect to the subject matter hereof, supersedes any and all other and prior agreements between the parties with respect to the sale of the Work and declares all such prior agreements between the parties null and void. In the event of a conflict between this Purchase Agreement and any invoice issued by Seller, the terms of this Purchase Agreement shall control. Seller, on behalf of itself and Owner, agrees that Buyer is a third-party beneficiary of this Purchase Agreement and Buyer, by signing this Agreement, agrees that Buyer has assumed the rights and obligations set forth herein. The terms of this Purchase Agreement may not be modified or amended, except in a writing signed by the parties hereto. Seller may not assign this Purchase Agreement without the prior written consent of Agent. This Purchase Agreement shall inure to the benefit of, and shall be binding upon, the successors, permitted assigns, heirs, executors, administrators and legal representatives of the parties hereto. This Purchase Agreement, and all matters arising out of or relating to this Purchase Agreement, shall be governed and construed in accordance with the laws of the State of New York, without regard to its conflict of laws provisions. Any dispute arising under or related to this Purchase Agreement shall be resolved in the New York State Supreme Court, New York County or in the United States District Court for the Southern District of New York. This Purchase Agreement may be executed in counterparts, including by PDF or facsimile, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE TO FOLLOW]

IN WITNESS WHEREOF, the parties hereto have hereunto signed their hands and seals as of the Effective Date.

SELLER:

[***]

BY:
ITS:

AGENT:

MASTERWORKS GALLERY, LLC

BY: MARIYA GOLOVINA
ITS: EXECUTIVE VICE PRESIDENT, ACQUISITIONS

BUYER:

MASTERWORKS CAYMAN, SPC, for and on behalf of the 136 Segregated Portfolio

BY: NIGEL GLENDAY
ITS: MANAGER

[Signature Page to Art Purchase Agreement]

EXHIBIT A

DESCRIPTION OF WORK AND CONDITION REPORT

EXHIBIT B

INVOICE

EXHIBIT C

BILL OF SALE

Dated: _______________, 2022

Sold by:	[***]	("Seller")
Sold to:	Gallery Segregated Portfolio Masterworks Cayman, SPC 225 Liberty Street, 29th Floor New York, New York 10281	("Buyer")

Artist:
Title:
Medium:
Size:
Date:

(the "Work")

NY Sales Tax:	None Withheld; Delaware Delivery
Purchase Price:	$2,000,800

For value received, Seller acknowledges that the Work, good and marketable title to the Work, and all right to possession thereto and all legal ownership thereof, have been irrevocably, and without condition or reservation of any kind, sold, transferred, and conveyed to Buyer.

The Work is sold subject to each and all of the provisions, terms, conditions, covenants, representations, warranties and indemnities contained in the Art Purchase Agreement by and between Seller and Masterworks Gallery, LLC dated September 6, 2022, and all such provisions, terms, conditions, covenants, representations, warranties and indemnities of the parties thereunder are incorporated herein by this reference as if fully set forth herein in their entirety.

SELLER:

[***]

____
BY:
ITS:

Masterworks Gallery, LLC as agent for
Masterworks Cayman SPC, acting on behalf of
its Gallery Segregated Portfolio
225 Liberty St. Floor 29
New York, NY 10281

September 7, 2022

Invoice #32478

Richard Prince

<u>Are You Kidding?</u> 1988
Silkscreen and acrylic on canvas
69 1/4 x 57 1/4 inches (175.9 x 145.4 cm)
NG4481



Special Price:	$2,000,800.00
Total Due:	**$2,000,800.00**

Thank you. Payment due within 90 days of receipt of invoice.

Shipping address:
Masterworks LLC
c/o Uovo Delaware
101 Lake Drive
Newark, DE 19702

Purchaser acknowledges and agrees that the Gallery shall not be responsible for any loss or damage to any purchased work that is not retrieved from the Gallery within forty-five (45) days from the date of payment. The payment of any applicable customs duties or user fees, sales or use tax, or other applicable taxes associated with purchase or movement of the work is also the responsibility of the purchaser.

You (the buyer, advisor or gallery) attest that you are not subject to sanctions, embargos or other restrictions on trade in effect in the United States, Republic of Korea, European Union, United Kingdom or the jurisdiction in which you conduct business; and are not suspected of, under investigation for, or charged with money laundering, tax evasion, terrorist financing or other criminal activity under the laws of any jurisdiction. By completing this transaction, you agree to indemnify the [***]

[***] and hold it harmless against any liability resulting from your breach of the terms herein.

Title will not pass until payment is received in full.

We strongly recommend that you call us directly to confirm our bank details before sending any funds. We will not take responsibility if you transfer funds to the wrong account. Please note we will never change our bank details during the course of a transaction.

For wire transfers, please wire the funds to the following account:
Bank: JPMorgan Chase Bank, 345 Park Avenue New York, New York 10154
Account :
ABA :
Swift:
In the name of: [***]
Note: Wire transfer fee not to be debited from sum remitted. Our Invoice # must be referenced